                                                                   EXHIBIT 10(i)

               TERMS OF RESTRICTED STOCK FOR STOCK OPTION EXCHANGE
                          PROGRAM OFFERED TO EMPLOYEES.

On behalf of the Management Development and Compensation Committee of the Board of Directors, we are extending a one-time opportunity for you to exchange your stock options with exercise prices above $50 per share for shares of Armstrong stock and restricted stock. This will be done at either a 6 to 1 or an 11 to 1 conversion ratio depending on the exercise price of the option.

You will have to decide which of these stock options, if any, you want to exchange. The shares of Armstrong stock will be granted to you with the following conditions:

     .        1/3 of the shares will be issued as a stock award on 9/18/00. For individuals subject to United States income tax, the value of these shares will be considered taxable income to you on the date of grant.

     .        1/3 of the shares will be issued as a restricted stock award which will become free of restrictions on 9/18/01.

     .        1/3 of the shares will be issued as a restricted stock award which will become free of restrictions on 9/18/02.

                              ILLUSTRATIVE EXAMPLE
                              --------------------

    ------------------- ------------------ ----------------- ----------------- ----------------- ------------------
                                                                                # of Shares of       Value at
    Grant Date           Exercise Price      # of Options    Conversion Ratio       Stock            $16/Share
    ------------------- ------------------ ----------------- ----------------- ----------------- ------------------
         2/22/99              $50.9375           1,200              6:1               200              $3,200
    ------------------- ------------------ ----------------- ----------------- ----------------- ------------------
         2/28/98                73.125           1,100             11:1               100               1,600
    ------------------- ------------------ ----------------- ----------------- ----------------- ------------------
         2/23/97                69.875           1,100             11:1               100               1,600
    ------------------- ------------------ ----------------- ----------------- ----------------- ------------------
         2/25/96                59.875           1,210             11:1               110               1,760
    ------------------- ------------------ ----------------- ----------------- ----------------- ------------------
         2/24/94                54.625             550             11:1                50                 800
    ------------------- ------------------ ----------------- ----------------- ----------------- ------------------
                 TOTAL                           5,160                                560              $8,960
    ------------------- ------------------ ----------------- ----------------- ----------------- ------------------

You are able to elect to exchange these options on a grant-by-grant basis. Incentive Stock Options and Nonstatutory Stock Options have been shown as separate grants. The exchange of each identified grant would need to be done on
                                 ----
an all or nothing basis. You can, however, elect to exchange some grants but not others. The election is strictly voluntary on your part.

WHAT IS A RESTRICTED STOCK AWARD?
---------------------------------

A restricted stock award is a grant of Armstrong common stock where your rights to the shares are restricted for a defined period of time and the shares are subject to forfeiture under certain circumstances.
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The shares of stock are registered in your name at the time of the award but you do not have access to them until the conclusion of the restriction period.
During the restriction period, you are able to vote the shares, and declared dividends are used to purchase additional shares of stock which are subject to the same restriction period.

At the conclusion of the restriction period, you will receive a certificate for the shares awarded and the shares purchased with the reinvested dividend payments. For individuals subject to United States tax law, there will be ordinary income tax assessed on the value of the shares on the date the restrictions lapse.

CONVERSION OF YOUR STOCK OPTION GRANTS
--------------------------------------

Enclosed is a listing of your stock option grants with exercise prices above $50 per share. You will see that we have indicated the conversion ratio as well as the number of shares of common stock that would result from the exchange of each stock option grant. The last column of this summary provides a space for you to indicate whether you wish to convert each of the corresponding stock option grants. If you wish to exchange a stock option grant for stock and restricted stock, write "Yes" in the space provided. If you do not want to exchange the
                                                 -- ---
stock option grant, write "No" or leave the space blank in order to continue to hold the stock option grant. WE HAVE ESTABLISHED A DEADLINE OF THURSDAY, SEPTEMBER 7, 2000, TO RECEIVE YOUR COMPLETED AND SIGNED CONVERSION RESPONSE. It is important that you sign and date the form in the lower right-hand corner. Your form should be returned to Scott Webster in Compensation and Benefits. INDIVIDUALS WHO WORK OUTSIDE OF LANCASTER SHOULD FAX THEIR FORMS TO (717) 396-6119.

TERMS AND CONDITIONS OF AWARDS
------------------------------

If you decide to exchange any of your stock options, shares of stock and restricted stock will be issued under the Armstrong Holdings, Inc. Stock Award Plan. We have provided a copy of the plan document and the plan prospectus which contains additional information about the plan. Following the approval of the stock and restricted stock awards on September 18, 2000, you will receive transmittal letters and award agreements that specify the terms and conditions of the awards.

You should understand the following points with respect to these awards:

     General - No fractional shares will be issued. The number of shares issued
     -------
     will be rounded to the nearest whole share.

     Taxation - Employees subject to United States income tax law will have
     --------
     immediate ordinary income on the market value of the shares issued as a stock award on September 18, 2000, (i.e., approximately one-third of the total shares issued under the conversion). Restricted stock awards are subject to ordinary income tax based on the value of the shares on the date the restrictions lapse.
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     You are responsible for satisfying any tax withholding obligations that arise with respect to stock and restricted stock awards. Individuals subject to United States income tax law may satisfy tax withholding obligations by requesting that the company withhold shares of common stock that would otherwise be delivered to you. This tax withholding decision will be made at a later date.

     Termination of Employment During a Restriction Period - If you terminate
     -----------------------------------------------------
     employment during a restriction period for any reason other than death, disability or retirement, you will forfeit all shares of restricted stock subject to a restriction period.

     If your termination is due to retirement, restrictions will lapse on a proportion of shares subject to restriction at the time of retirement. The number of shares you would be entitled to receive will be prorated for the number of months of your employment during the restriction period. Any applicable restriction period would continue in effect for the prorated number of shares.

     If you terminate employment due to death or disability, restrictions will lapse on all shares of restricted stock.

     Certain Forfeitures - If you are discharged for willful, deliberate or
     -------------------
     gross misconduct, or engage in activities found to be injurious to the company's financial interest, you may be required to forfeit and/or return stock received under these awards. These provisions are described under
     Section 8.7 of the plan text.

                  SCHEDULE OF PARTICIPATING EXECUTIVE OFFICERS


             Name                   Number of    Number of    Total # of
                                    Options       Options     Stock Award
                                    Above $50    Converted       Shares

Frank A. Riddick, III                189,720       189,720        20,278
Marc R. Olivie                       101,300       101,300        11,103
Floyd F. Sherman                      87,000        87,000        10,712
E. Follin Smith                       52,240        52,240         8,707
Stephen E. Stockwell                  56,750        56,750         6,068
Stephen J. Senkowski                  16,630        16,630         2,004
Matthew J. Angello                    13,300        13,300         1,626
William C. Rodruan                     9,280         9,280           977